RESIGNATION

         I, Paul Meyers, being the undersigned, hereby resign my position as a Director of BusinessMall.Com, Inc. and its subsidiaries, effective immediately.

Dated:  November 5, 2000


                                                            /s/ Paul Meyers
                                                            -------------------
                                                             Paul Meyers